Exhibit 10.8

275 Middlefield Road Menlo Park, CA 94025

Jayshree Ullal

August 1, 2008

Dear Jayshree,

On behalf of Arastra, Inc. (“Arastra” or the “Company”), it is a pleasure to offer you the position of President and CEO, and becoming a member of the Company’s Board of Directors. The terms of this offer are as follows:

1. You will receive a sign-on bonus of $100,000 upon joining the Company.

2. Your salary for the first two years of employment will be $1 per year, after which it will increase to $300,000 per year.

3. You will receive all of the Company’s benefits

4. You will have the right to purchase 1,250,000 common shares of the Company at a price of $0.01/share in exchange for your commitment to serve as the Company’s CEO and President for the next four years. In addition, you will be granted a stock option for 2,000,000 shares of the Company’s Common Stock under the Company’s stock option plan at a price of $0.01/share, vesting at the rate of 12/48 after one year and 1/48 per month thereafter over a total of four years. You agree to exercise this option as soon as possible after the grant is approved, subject to a repurchase agreement with the Company for the unvested shares.

This offer, and any employment pursuant to this offer, is conditioned on a signed Employment, Confidential Information and Invention Assignment Agreement. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

Your employment with the Company is “at-will” and is governed by California Law. This letter and the attached Employee Proprietary Information and Inventions Agreement set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral. This letter may not be modified or amended, except by a written agreement, signed by both you and the Company’s board.

I am looking forward working with you

Andreas Bechtolsheim

 /s/ Andreas Bechtolsheim

Accepted:

/s/ Jayshree Ullal	Date:	September 12, 2008